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         ABGENIX FILES COMMON STOCK OFFERING OF UP TO 2.5 MILLION SHARES

             Includes Up To 700,000 Shares To Be Sold By Cell Genesys

FREMONT, Calif., Jan. 28, 2000 Abgenix, Inc. (Nasdaq: ABGX) today announced that it has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission.

The registration statement covers a proposed offering of up to 2,500,000 shares of common stock and includes up to 700,000 shares of common stock to be sold by a selling stockholder, Cell Genesys, Inc. (Nasdaq: CEGE). To the extent the underwriters sell more than 2,500,000 shares of common stock, the underwriters have an option to purchase up to an additional 375,000 shares, of which 270,000 shares shall be from Abgenix and 105,000 shares shall be from the selling stockholder, Cell Genesys, Inc. The offering will be managed by Robertson Stephens, Lehman Brothers Inc., Merrill Lynch & Co. and Pacific Growth Equities, Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is made only by the prospectus, a copy of which may be obtained from Robertson Stephens, 555 California Street, Suite 2600, San Francisco, CA 94104, (415) 781-9700.

Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious disease, and cancer.

Abgenix developed XenoMouse, a proprietary technology to enable quick generation of high affinity, fully human antibody product candidates that bind to essentially any disease target appropriate for antibody therapy. Abgenix has collaborative arrangements with multiple pharmaceutical and biotechnology companies involving its XenoMouse technology. In addition, Abgenix has four proprietary antibody product candidates under development internally, three of which are in human clinical trials.

Statements made in this press release, other than statements of historical fact, are forward looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix's patent portfolio. Please see Abgenix' public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.


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